------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                  -----------------------------
|F O R M 4 |                                       Washington, D.C.  20549                          |        OMB APPROVAL       |
------------                                                                                        |---------------------------|
                                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number        3235-0287|
[ ] Check this box if no                                                                            |Expires: December 31, 2001 |
    longer subject to     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   | Estimated average burden  |
    Section 16. Form 4 or   Section 17(a) of the Public Utility Holding Company Act of 1935 or      | hours per response....0.5 |
    5 obligations may              Section 30(f) of the Investment Company Act of 1940              -----------------------------
    continue
---------------------------------------------------------------------------------------------------------------------------------
|1. Name & Address of Reporting Person  |2.Issuer Name & Ticker or Trading Symbol |6. Relationship of Reporting Person to Issuer|
|                                       |                                         |   (Check all Applicable)                    |
|                                       |          inTEST Corporation (INTT)      |                                             |
|    Endres         Richard        O.   |                                         |   X  Director                10% Owner      |
|---------------------------------------|-----------------------------------------|  ---                     ---                |
|    (Last)         (First)      (MI)   |3.IRS or Soc. Sec. No.|4. Statement for  |      Officer                 Other          |
|                                       |  of Reporting Person |   Month/Year     |  --- (Give title below)  --- (Specify below)|
|     c/o inTEST Corporation            |  (Voluntary)         |                  |                                             |
|     2 Pin Oak Lane                    |                      |  October 2000    |                                             |
|---------------------------------------|                      |------------------|---------------------------------------------|
|              (Street)                 |                      |5. If Amendment,  |7. Individual or Joint/Group Filing          |
|                                       |                      |   Date of        |   (Check Applicable Line)                   |
|                                       |                      |   Original       |                                             |
|                                       |                      |   (Month/Year)   |   X   Form filed by One Reporting Person    |
|                                       |                      |                  |  ---                                        |
|                                       |                      |                  |       Form filed by More than One Reporting |
| Cherry Hill        NJ         08003   |                      |                  |  ---    Person                              |
|---------------------------------------|----------------------|------------------|---------------------------------------------|
|   (City)        (State)        (Zip)                                                                                          |
|                                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
|-------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security |2.Transaction |3.Transaction|4.Securities Acquired (A)|5.Amount of    |6.Ownership |7.Nature of Indirect  |
|  (Instr. 3)        |  Date (M/D/Y)|  Code       |  or Disposed of (D)     |  Securities   |  Form:     |  Beneficial Ownership|
|                    |              |  (Instr. 8) |  (Inst. 3, 4 and 5)     |  Beneficially |  Direct (D)|  Ownership           |
|                    |              |-------------|-------------------------|  Owned at End |  or In-    |  (Instr. 4)          |
|                    |              |             |           |(A)|         |  of Month     |  direct(I) |                      |
|                    |              |  Code  | V  |   Amount  |(D)|  Price  |  Instr. 3 & 4)|  (Instr. 4)|                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|Common Stock        |  3/07/00     |   G    | V  |   1,000   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |  3/07/00     |   G    | V  |   1,000   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |  3/07/00     |   G    | V  |   1,000   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |  3/07/00     |   G    | V  |   1,000   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |  3/07/00     |   G    | V  |   1,000   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |  3/07/00     |   G    | V  |     500   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |  5/01/00     |   G    | V  |     200   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        | 10/18/00     |   G    | V  |     800   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        | 10/23/00     |   S    |    |   1,400   | D |  8.25   |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        | 10/24/00     |   S    |    |   3,600   | D |  8.25   |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        | 10/25/00     |   S    |    |   5,000   | D |  8.875  |    118,197    |      D     |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |              |        |    |           |   |         |     10,000    |      I(1)  | By Spouse            |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |              |        |    |           |   |         |        500    |      I(2)  | By Corporation       |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|


                          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------------------
|1.Title of  |2.Conver- |3.Trans-|4.Trans-|5.Number of|6.Date Exer-|7.Title & Amount|8.Price of |9.Number of |10.Owner-|11.Nature|
|  Derivative| sion or  | action | action | Derivative| cisable and| of Underlying  | Derivative| Derivative |  ship   |  of In- |
|  Security  | Exercise | Date   |  Code  | Securities| Expiration | Securities     | Security  | Securities |  Form of|  direct |
|  (Instr. 3)| Price of | (M/D/Y)|(Inst.8)| Acquired  | Date(M/D/Y)|(Instr. 3 and 4)| (Instr. 5)|Beneficially| Deriva- |  Benefi-|
|            |Derivative|        |        |(A) or Dis-|------------|----------------|           | Owned at   | tive    |  cial   |
|            |Security  |        |        |posed of(D)|Date |      |     |          |           | End of     | Security|  Owner- |
|            |          |        |--------|-----------|Exer-|Expir-|     |Amount or |           | Month      | Direct  |  ship   |
|            |          |        |    |   |     |     |cisa-|ation |     |Number of |           | (Instr. 4) | (D) or  |(Instr 4)|
|            |          |        |Code| V | (A) | (D) | ble | Date |Title|  Shares  |           |            |(Instr.4)|         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|----------|-----------|------------|---------|---------|
|            |          |        |    |   |     |     |     |      |     |          |           |            |         |         |
|            |          |        |    |   |     |     |     |      |     |          |           |            |         |         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|----------|-----------|------------|---------|---------|
|            |          |        |    |   |     |     |     |      |     |          |           |            |         |         |
|            |          |        |    |   |     |     |     |      |     |          |           |            |         |         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|----------|-----------|------------|---------|---------|
|            |          |        |    |   |     |     |     |      |     |          |           |            |         |         |
|            |          |        |    |   |     |     |     |      |     |          |           |            |         |         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|----------|-----------|------------|---------|---------|


Explanation of Responses:

 (1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed to be an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

 (2) Shares owned by a corporation of which Mr. Endres is a shareholder and over which Mr. Endres shares investment control.


/s/ Richard O. Endres                  November 10, 2000
----------------------------------    --------------------
** Signature of Reporting Person            Date

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  See 18 U.S.C. 1001 and
  15 U.S.C. 78ff(a).

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